Exhibit 99.1

FOR IMMEDIATE RELEASE

Alimera Sciences Board of Directors Approves Reverse Stock Split and
10b5-1 Stock Purchase Plan for U.S. Executive Management

ATLANTA (September 5, 2019) – Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a leader in the commercialization and development of prescription ophthalmology treatments for the management of retinal diseases, today announced that its board of directors has approved a proposal to effect a reverse stock split of its common stock. The reverse stock split is expected to result in a higher per share price and a corresponding lower number of total shares issued and outstanding, which should enable Alimera to attain the minimum $1.00 per share bid price requirement for its common stock as required for continued listing on the Nasdaq Global Market.

Alimera believes that a reverse stock split can help increase the marketability of its stock to a broader range of potential investors. The proposal is subject to stockholder approval of an amendment to Alimera’s restated certificate of incorporation that would effect the reverse stock split. Alimera expects to hold a special meeting of stockholders to obtain stockholder approval.

Additionally, Alimera’s board of directors and its compensation committee have approved 10b5-1 stock purchase plans for Alimera’s U.S. executive management team. SEC Rule 10b5-1 provides a mechanism for companies and corporate insiders to purchase or sell a pre-determined number of shares over a specified period of time. Under the recently approved 10b5-1 plans, Rick Eiswirth, President and Chief Executive Officer, Dave Holland, Chief Marketing Officer, Phil Jones, Chief Financial Officer, and Samer Kaba, Chief Medical Officer, have agreed to purchase shares of common stock from Alimera in amounts ranging from 5% to 7% of each bimonthly base salary paycheck, beginning on September 15, 2019 and ending on the last payroll date in 2019. Alimera will issue the shares under its 2019 Omnibus Incentive Plan.

Alimera plans to file a preliminary proxy statement with the SEC later this month regarding the special meeting. The preliminary proxy statement will include the time, date, location and other important information regarding the special meeting and the reverse stock split proposal. As Alimera has previously disclosed, Nasdaq has informed Alimera that it has until December 2, 2019 to regain compliance with the minimum per share market price requirements. Before that deadline, Alimera intends to hold the special stockholders meeting, obtain the necessary stockholder approvals, and effect the reverse stock split.

Although Alimera intends to effect the reverse stock split as soon as practicable, there can be no assurances that the reverse stock split will be completed, will result in an increased per share price or will achieve its other intended effects. Alimera reserves the right, in its discretion, to abandon the reverse stock split at any time before it files the applicable amendment to its certificate of incorporation with the Delaware Secretary of State.

About Alimera Sciences, Inc.
Alimera, founded in June 2003, is a pharmaceutical company that specializes in the commercialization and development of prescription ophthalmic pharmaceuticals. Alimera is presently focused on diseases affecting the back of the eye, or retina, because these diseases are not well treated with current therapies and affect millions of people in our aging populations. For more information, please visit www.alimerasciences.com.
IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication may be deemed to be solicitation material in connection with the proposal to be submitted to Alimera’s stockholders at a special meeting seeking stockholder adoption of an amendment to Alimera’s certificate of incorporation to effect a reverse stock split of its common stock (the “Reverse Split Proposal”). In connection with the Reverse Split Proposal, Alimera intends to file a preliminary proxy statement on Schedule 14A with the SEC. Any definitive proxy statement will also be made available to Alimera stockholders before the special meeting. Before making any voting decision, Alimera stockholders are urged to carefully read the entire proxy statement when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the Reverse Split Proposal. The documents that Alimera files with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents that Alimera files with the SEC may be obtained free of charge from Alimera at www.alimerasciences.com. Alternatively, these documents, when available, can be obtained free of charge from Alimera upon written request to Alimera Sciences, Inc., 6120 Windward Parkway, Suite 290, Alpharetta, Georgia 30005, Attention: Secretary, or by calling (678) 990-5740.
Alimera and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from Alimera stockholders in favor of the approval of Reverse Split Proposal. Information regarding Alimera’s directors and executive officers is contained in Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018, its Current Reports on Form 8-K dated April 30, 2019, May 8, 2019 and July 19, 2019, and its Proxy Statement on Schedule 14A, dated April 29, 2019, all of which are filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the proxy statement and other relevant documents filed with the SEC when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s intentions to implement a reverse stock split, the timing of the reverse split and its effects if implemented. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change either of them, and could cause actual results to differ materially from those projected in the forward-looking statements. Meaningful factors that could cause actual results to differ include, but are not limited to, (a) a failure to receive stockholder approval of the reverse stock split proposal at the special meeting of stockholders, and (b) other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s Annual Report on Form 10-K for the year ended December 31, 2018 and Alimera’s Quarterly Reports on Form 10-Q for the first and second quarters of 2019, which are on file with the SEC and available on the SEC’s website at http://www.sec.gov.
The forward-looking statements in this press release speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

For investor inquiries: Scott Gordon for Alimera Sciences scottg@coreir.com	For media inquiries: Jules Abraham for Alimera Sciences julesa@coreir.com
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